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                                                                   Exhibit 4.6.2

                                 AMENDMENT NO. 2
                                       TO
            RPM, INC. UNION 401(K) RETIREMENT SAVINGS TRUST AND PLAN


          This Amendment No. 2 is executed by RPM, Inc. (hereinafter called the "Company") and acknowledged by RPM International Inc. (hereinafter called the "Successor Company"), as of the dates set forth below.

                                   WITNESSETH:

          WHEREAS, the Company maintains the RPM, Inc. Union 401(k) Retirement Savings Trust and Plan (hereinafter called the "Trust and Plan") for the benefit of certain eligible employees of Participating Companies; and

          WHEREAS, in connection with the reincorporation of the Company as a Delaware corporation, the Company has agreed to assign, and Successor Company has agreed to assume, all of the powers, authorities, duties, responsibilities and obligations of the Company with respect to the Trust and Plan in accordance with an Agreement and Plan of Merger dated August 29, 2002; and

          WHEREAS, it is the desire of the Company to amend the Trust and Plan in order to reflect the reincorporation of the Company, the assumption of the Trust and Plan by the Successor Company, and the new name of the Trust and Plan, all of which shall become effective at 9:00 a.m. on October 15, 2002 (the "Effective Time"); and

          WHEREAS, the Company reserved the right to amend the Trust and Plan pursuant to Section 21.1 thereof; and

          NOW, THEREFORE, pursuant to Section 21.1 of the Trust and Plan, the Company hereby amends the Trust and Plan, effective as of the Effective Time, as follows:


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          1. The name of the Trust and Plan is hereby changed to the "RPM
International Inc. Union 401(k) Retirement Savings Trust and Plan."

          2. The Trust and Plan is hereby amended by the deletion of each reference to the term "RPM, Inc." as a corporate entity, including but not limited to the definition of the term "Company" in Section 2.12, and the substitution in lieu thereof of the term "RPM International Inc." as the corporate entity.

          3. The Trust and Plan is hereby amended by the deletion of each reference to the term "RPM, Inc." as the sponsor of certain employee benefit plans, including but not limited to the following employee benefit plans: the RPM, Inc. Union 401(k) Retirement Savings Trust and Plan in Section 1.1, and the RPM, Inc. 401(k) Trust and Plan in Section 23.1, and the substitution in lieu thereof of the term "RPM International Inc." as the sponsor of such plans.

          4. The Trust and Plan is hereby amended by the deletion of each reference to RPM, Inc. as an Ohio corporation in every instance that it appears, including but not limited to p. iv and the substitution in lieu thereof of the reference to RPM International Inc. as a Delaware corporation.


                            [Signature Page Follows]


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          IN WITNESS WHEREOF, the Company, by its officers duly authorized, has executed this Amendment No. 2 this 14th day of October, 2002.

                                        RPM, INC.


                                        By: /s/ P. Kelly Tompkins
                                            ------------------------------------
                                            P. Kelly Tompkins, Secretary


          The Successor Company hereby expressly acknowledges its assumption of all of the powers, authorities, duties, responsibilities and obligations of the Company with respect to the Trust and Plan as of the Effective Time.

                                        RPM INTERNATIONAL INC.


                                        By: /s/ Keith R. Smiley
                                            ------------------------------------
                                            Keith R. Smiley, Treasurer and
                                              Assistant Secretary


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